Independent Auditors' Consent



To the Shareholders and Board of Trustees of Smith Barney Investment Trust:
-Smith Barney Mid Cap Blend Fund

We consent to the incorporation by reference, of our report dated
January 14, 2000 with respect to the Smith Barney Mid Cap Blend
Fund ("Fund") of Smith Barney Investment Trust, in the
Registration Statement on Form N-14 for the Fund and to the references to our firm under the headings "Synopsis" and "Agreement and Plan of Reorganization" in the Proxy
Statement/Prospectus.

/s/ KPMG LLP
KPMG LLP


New York, New York
July 13, 2000